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                                                                    Exhibit 10.3

                                    EXECUTIVE
                               SEVERANCE AGREEMENT

This Severance Agreement ("Agreement") is made and entered into as of November 16, 1999 by and between Redwood Empire Bancorp and National Bank of the Redwoods (collectively the "Employer"), and James E. Beckwith ("Executive").

Employer desires to employ Executive and Executive desires to be employed by Employer, for the period and under the terms and conditions set forth in this document. Therefore, in consideration of the mutual covenants and conditions contained in this Agreement, the parties agree to the following:

To establish by this Agreement a mutually agreed upon Severance Agreement in the event that the Employer no longer desires to retain the services of the Executive.

1. TERM

The term of this Agreement shall be for five (5) years, terminating November 16, 2004. However, nothing in this Agreement should be interpreted as modifying Employer's policy of at-will employment. Employer shall have the right to terminate the Agreement at any time in accordance with the provisions of Section Three. If this Agreement is terminated in such manner, all rights and duties of Executive and Employer per this Agreement shall end. "Term" shall refer to the entire period of employment of Executive by Employer, whether for the period described above, whether terminated earlier, or extended by mutual agreement. Notice of intent to extend and/or renegotiate the Agreement may be given to Executive by Employer at least six months prior to the end of the term. Employer and Executive agree that this document contains the entire understanding and agreement between them regarding employment. The at-will nature of this employment cannot be amended or supplemented in any respect except by further written agreement.

2. TERMINATION

Employer has the right to terminate this agreement for any of the following reasons, by providing written notice to Executive:

a) Willful breach of or habitual neglect of or failure to perform or inability to perform the Executive's duties and obligations, as determined by Employer;

b) Conduct constituting a crime involving moral turpitude, illegal conduct or conviction of a felony as determined by the Employer's legal counsel, or any conduct detrimental to the interests of Employer as determined by the Board of Directors;


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c)    Physical or mental disability rendering Executive incapable of performing the duties for which they are employed for a consecutive period of 180 days, or by death; or

d) Determination by the Board that the continued employment of Executive is detrimental to the best interests of Employer, or for any reason whatsoever as determined by the Board and in the sole and absolute discretion of the Board.

      I.    If this Agreement is terminated for any of the reasons listed in
            (a), (b), or (c) above, Executive will be paid one month's salary. This termination pay will be considered to be in full and complete satisfaction of any and all rights which Executive may enjoy under the terms of this Agreement other than rights, if any, provided for in other written agreements with Employer. Insurance benefits will continue to be provided by Employer until the end of the month in which termination occurs. If the Executive is terminated for the reason listed in (c) above (disability), and he receives an enhanced disability payment based on an Executive Salary Continuation Agreement, or other agreement, which is greater than one month's salary, then this one month's salary would not be paid.

      II. If this Agreement is terminated for any reason listed in (d), above, Executive shall be entitled to termination pay in a lump sum equal to two (2) years salary inclusive of the accrued salary continuation liability for the appropriate Plan year as referenced in an Executive Salary Continuation Plan (if applicable) and any accrued but unused vacation leave. This termination pay shall be considered to be in full and complete satisfaction of any and all rights which Executive may enjoy under the terms of this Agreement except for rights, if any, provided for in other written contracts with Employer. Any pay in lieu of vacation will be considered to be included in this termination pay. Executive must sign a release of liability in order to receive any termination pay representing three months pay or more. Insurance benefits shall be continued to be provided until the end of the month in which termination occurs.

      III. If Executive is party to a separate salary continuation agreement in his/her capacity as an executive then the termination benefits in the salary continuation agreement are the only benefits that he will receive upon termination initiated by change of control. Section 3 paragraph II with regards to the lump sum payment of the severance agreement will not be applicable. However, all other terms and conditions in Section 3 paragraph II will be applicable to a termination initiated by the change of control agreement.

A change in job duties (including transfer to a different subsidiary) will not constitute termination within this agreement.

Executive shall provide thirty days notice, in writing, in the event he voluntarily terminates his employment.


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3. EMPLOYEE BENEFITS

Employer will provide Executive with all employee benefits afforded all other employees, as outlined in the Employer's Employee Handbook and other employee communications. Except as may be stated in this Agreement, Executive is subject to the same changes in benefits and other related plans (additions, modification, deletions) as every other employee of Employer.

Executive may also be eligible for participation in an Employer Stock Option Plan and/or Executive Salary Continuation Plan, as determined by the appropriate Board of Directors. These would be separate and stand-alone Agreements, and not part of this Severance Agreement unless specifically referenced within the Severance Agreement.

4. NONCOMPETITION AND CONFIDENTIALITY

In the event Executive's employment is involuntarily terminated for any reason listed in section 3 (d) above, Executive shall not, for a period of one year, directly or indirectly, without the prior written consent of Employer's Board of Directors (i) own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, any business or enterprise engaged in any business which is competitive with or similar to Employer's banking business, within Sonoma County or a 25 mile radius of Employer's banking operations (the "Territory"); (ii) engage in any other manner, within the Territory, in any business that is competitive with or similar to Employer's banking operations; or (iii) induce or attempt to induce any person who is a customer, supplier, distributor, officer or employee of Employer immediately prior to Executive's termination to terminate such person's relationships with, or to take any action that would be disadvantageous to Employer. Notwithstanding the above, Executive shall not be deemed to be engaged directly or indirectly in and business in contravention of paragraphs (i) or (ii) above, if (1) Executive participates in any such business solely as a passive investor in up to 10% of the equity securities or 10% of the debt securities of a company or partnership, or (2) Executive is employed by a business or enterprise that is engaged primarily in a business other than that which is competitive with or similar to Employer's banking operations and Executive does not apply his expertise at such business or enterprise to that part of such business or enterprise that is competitive with or similar to employer's business or banking operations.

In addition, throughout their employment and following any termination, Executive shall not make any use of trade secrets and other confidential information relating to the business and properties of Employer. Upon termination, Executive shall deliver all confidential documents now possessed or acquired later.


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5. CHANGE OF CONTROL

This Agreement shall not be terminated by the dissolution of Employer. However, in the event proceedings for liquidation are commenced by the regulatory authorities, this Agreement and all related rights and benefits shall terminate. In the event of any merger or consolidation where Employer is not the surviving or resulting corporation, or upon transfer of all or substantially all of the assets of Employer, Executive shall be paid in accordance with the Executive Salary Continuation Agreement (if such agreement is applicable), which is a stand alone benefit program and not an Employment Agreement. This payment, if applicable, shall be considered to be in full and complete satisfaction of any and all rights which Executive may enjoy under the terms of this Agreement except for rights, if any, provided for in other written contracts with Employer.

6. RETURN OF DOCUMENTS & TRADE SECRETS

Executive agrees that all manuals, documents, programs, files, reports, studies, instruments or other materials used and/or developed by Executive during the term of employment are the sole property of Employer. Upon termination of this Agreement, Executive or a representative shall promptly deliver all such property to Employer, in good condition.

Without limiting the generality of section 5 above, and at all times after the date of Executive's termination of employment with Employer, Executive (i) shall make no use of any and all secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales financial information, customer lists, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same, relating to the business and properties of Employer of which Executive has acquired, or may hereafter acquire, knowledge and possession as the Chief Executive Officer (hereinafter referred to as "Trade Secrets"), or any other part thereof, (ii) shall not disclose the Trade Secrets, or any other part thereof, to any other person, and (iii) shall deliver, on and after Executive's termination, all documents, reports, drawings, designs, plans, proposals, and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by Executive, to Employer.

7. NOTICES

Any notice or other communication required or permitted by this Agreement shall be considered to be properly given when personally served in writing, when delivered via the US mail, or when communicated via facsimile, addressed as follows:


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To Employer:                              To Executive:

Redwood Empire Bancorp                    James E. Beckwith
111 Santa Rosa Avenue                     27344 East El Macero Drive
Santa Rosa, CA   95404                    El Macero, CA  95618
Attn.:  Board of Directors

8. APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California, except to the extent governed by the laws of the United States.

9. PARAGRAPH HEADINGS

Paragraph headings used in this Agreement are for convenience only, and are not a part of this Agreement and shall not be used in construing it.

10. INVALID PROVISIONS

If any provision of this Agreement is, for any reason, declared invalid, void or unenforceable, the remaining portions shall continue in full force without being affected in any way.

11. CONFIDENTIALITY

This agreement is to be held confidential. Breach of this confidentiality by Executive will make him subject to termination under this Agreement.

12. ARBITRATION

If any disputes arise under this Agreement, the parties will first make a good faith attempt at mediation. If this attempt is not successful, any remaining controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled pursuant to an arbitration agreement to be entered into by the parties. In the event there is no arbitration agreement, the rules of judicial arbitration will be used. Judgment upon the award rendered by the arbitrator(s) may be entered into any court having jurisdiction.


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13. LEGAL COSTS

If either party commences an action against the other party arising out of or in connection with this Agreement, the prevailing party shall be entitled to have and recover reasonable attorney's fees and costs of suit or arbitration from the losing party.

If an arbitration agreement is in place, costs will be covered per that agreement. If a mediator is used, the parties will share said costs.

REDWOOD EMPIRE BANCORP                    EXECUTIVE
NATIONAL BANK OF THE REDWOODS


By:  /s/ Tom Whitaker                     /s/ James E. Beckwith
     -------------------------            --------------------------------------
Tom Whitaker                              James E. Beckwith
Chairman of the Board

Date: November 16, 1999                   Date: November 16, 1999
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